Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Energy Announces Increased Bank Credit Facility

DENVER, April 15, 2009 - Cimarex Energy Co. (NYSE: XEC) announced today that it has entered into a new three-year senior secured revolving credit facility. The new facility increases bank commitments from $500 million to a fully-subscribed $800 million.  The borrowing base remains unchanged at $1 billion.

The credit facility is provided by a syndicate of 14 banks led by JP Morgan Chase Bank, N.A. and matures on April 14, 2012.  The outstanding borrowings on the credit facility generally bear interest at LIBOR plus a margin in the range of 2.0% to 3.0%, depending on the borrowing base usage.  With the one-month LIBOR currently at less than 0.50%, the all-in interest rate is approximately 2.75%.

At March 31, 2009, Cimarex had $345 million of borrowings outstanding under its bank credit facility.  The final agreement, which includes the specific terms and covenants governing the credit facility, will be filed with the Securities and Exchange Commission.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com